Exhibit 99.1

P.O. Box 25099 Richmond, VA 23260 ☐ phone: (804) 359-9311 ☐ fax: (804) 254-3594

PRESS RELEASE

	CONTACT	RELEASE
Karen M. L. Whelan		Immediately
Phone:	(804) 359-9311
Fax:	(804) 254-3594
Email:	investor@universalleaf.com

Universal Corporation Names Officers

Richmond, VA • October 30, 2003 / PRNEWSWIRE

Allen B. King, Chairman, President, and Chief Executive Officer of Universal Corporation, today announced that the Company has elected the following new officers:

William J. Coronado	Vice President
Jack M.M. van de Winkel	Vice President
Robert M. Peebles	Controller
Karol O. Wilson	Corporate Director, Taxes

Mr. Coronado has been with the Company since 1981. He was Controller from 1989 to 2000 and currently serves as Senior Vice President, Planning for Universal Leaf Tobacco Company, Incorporated (“Universal Leaf”), the Company’s largest subsidiary. He is responsible for the Company’s strategic planning.

Mr. van de Winkel has been with the Company since 1989 and serves as Chairman of Deli Universal, Inc., the Company’s non-tobacco subsidiary, headquartered in the Netherlands.

Mr. Peebles joined the Company in September of this year. He spent seven years in public accounting before serving as Assistant Controller for CSX Corporation, and more recently was a consultant with The Gabriel Group, Inc. Mr. Peebles replaces James A. Huffman who has moved to an operational role in Universal Leaf, where he was named Senior Vice President.

Ms. Wilson joined the Company’s tax department in 1985, and has been Corporate Director, Taxes for Universal Leaf since 1998. In her new role, she will be responsible for the Company’s corporate tax function, replacing Davis G. Heatwole, who retired in June 2003.

Mr. King noted, “I am pleased to congratulate all four new corporate officers. Each brings unique qualifications and skills to Universal’s corporate team.”

Universal Corporation (NYSE: UVV) is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 2003, were approximately $2.6 billion. For more information, visit Universal’s web site at www.universalcorp.com.

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